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                                                                   EXHIBIT 10.24

                                January 27, 2006




Matthew Sherman
[ADDRESS]

Dear Matthew:

     The purpose of this letter agreement is to set forth our mutual understanding and agreement with respect to your separation from employment with Synta Pharmaceuticals Corp.. (the "Company"). In consideration of the mutual covenants set forth herein, the receipt and sufficiency of which you acknowledge, we have agreed as follows:

     1. SEPARATION FROM EMPLOYMENT. Your separation from employment shall be effective as of the close of business on Friday, January 27, 2006 (your "separation date"), and you shall have relinquished as of that date any and all positions that you have held with the Company. You shall not be considered an employee of the Company for any purpose after that date.

     2. TERMINAL PAY. You agree that you have received all compensation to which you are entitled in connection with your employment through your separation date. You agree to make no claims for further compensation from the Company of any type, including bonus payments, commission payments, and vacation pay. You acknowledge that, except to the extent provided herein, the Company is under no obligation to provide you with the benefits described below.

     3. SALARY CONTINUATION. You will be paid a lump sum of $285,000 less all applicable federal, state or local tax withholding, F.I.C.A., and any other applicable payroll deductions, which is equal to 12 months of base pay at your current annual rate, subject to the following conditions: (a) the Company's receipt of this Agreement signed by you, d (b) the expiration of the seven-day revocation period referenced in Paragraph 19 of this Agreement without you providing notice of revocation of this Agreement.

     4. INSURANCE CONTINUATION: Your medical and life insurance and short term and long term disability coverage terminates on your last day of employment. At your option, you may continue to be covered under the Company's group medical insurance plan up to eighteen (18) months after your separation date, subject to the terms and conditions provided for in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended "COBRA." See enclosed letter describing your COBRA options. During the period from January 28, 2006 through January 27, 2007 your cost for medical coverage will be the same as it would be had you continued as an active employee subject to the following conditions: (a) the Company's receipt of this Agreement signed by you, and (b) the expiration of the seven-day revocation period referenced in Paragraph 16 of this Agreement without you providing notice of revocation of this Agreement. You will be responsible for the full

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          COBRA premium for medical coverage for the balance of the 18 month
          COBRA period if you choose the coverage.

     5. STOCK OPTIONS. You may exercise any stock options that are vested on the last day of active employment pursuant to the terms of the applicable option agreement and the Synta Pharmaceutical 2001 Stock Plan. Copies of the Plan and option exercise forms are attached.

     6. TRANSFER OF RESPONSIBILITIES. You shall cooperate fully with the Company and its personnel to provide an orderly transfer of your duties and responsibilities. This cooperation includes but is not limited to timely compliance with all reasonable requests for information.

     7. EMPLOYMENT AT THE COMPANY. You agree that you shall not seek or accept employment with the Company either now or in the future and the Company has no obligation to employ you in any capacity.

     8. CONFIDENTIALITY. You agree, to the extent permitted by law, to keep confidential and not to disclose the existence or terms of this letter agreement or sums paid under this letter agreement to anyone (in the company or outside) or to any organization, except you may disclose such information to your spouse, attorney, and financial advisor, provided you have received in advance their promises to maintain this information in strict confidence; provided, however, that nothing in this Agreement will prevent you from cooperating with or participating in any proceeding before the EEOC, the MCAD or any other federal, state or local agency or entity. You also agree that you will not, without the Company's prior written consent, reveal or disclose to any person or entity outside of the Company or use for your own benefit or for the benefit of any other person or entity, any confidential information concerning the business or affairs of the Company, or concerning the Company's customers, clients, or employees ("Confidential Information").

     9. RETURN OF PROPERTY. You acknowledge that you will return to the Company all property of the Company that is in your possession or under your control, including, without limitation, computer accessories, pager, corporate credit card, telephone card, fax machine, Company keys, and any and all files, documents and other information with respect to the Company's management, business operations or customers, including all files, documents, or other information containing Confidential Information.

     10. MODIFICATION TO EXHIBIT A OF FEBRUARY 12, 2004 EMPLOYMENT OFFER. You and the Company agree to delete the last sentence of Paragraph 1(a)(ii) of Exhibit A and replace it with the following: A BUSINESS WILL BE DEEMED COMPETITIVE WITH THE COMPANY ONLY IF IT ENGAGES IN THE RESEARCH, DEVELOPMENT, MANUFACTURE, DISTRIBUTION AND/OR SALE OF ANY OF THE PRODUCTS RESEARCHED, DEVELOPED, MANUFACTURED, DISTRIBUTED AND/OR SOLD BY THE COMPANY WITHIN THE FIELD OF INTEREST (AS DEFINED BELOW) DURING THE PERIOD OF YOUR EMPLOYMENT WITH THE COMPANY. FOR CLARITY, PRODUCTS RESEARCHED, DEVELOPED, MANUFACTURED, DISTRIBUTED AND/OR SOLD BY THE COMPANY WITHIN THE FIELD OF INTEREST DURING THE PERIOD OF YOUR EMPLOYMENT WITH THE COMPANY INCLUDE THE COMPANY'S



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          HSP90 INHIBITORS, HSP70 INDUCERS, CRAC INHIBITORS, MT INHIBITORS,
          INCLUDING THOSE THAT DISRUPT VASCULATURE, C-REL INHIBITORS AND IL-12/23 INHIBITORS.

     11. JOB FINDING ASSISTANCE. The Company agrees to pay an amount up to $10,000.00 to an organization to provide you with job finding and other outplacement assistance.

     12. ADDITIONAL PAYMENT RELATED TO CONSULTING SERVICES. Subject to satisfying the provisions of a Consulting Agreement dated January 30, 2006, the Company agrees to pay you the following additional amounts:
          (a) $20,000.00 on April 1, 2006, (b) $10,000.00 on May 1, 2006 and (c)
          $10,000.00 on June 1, 2006. It is agreed that any of the amounts described above will not be payable if you become employed on a full time basis prior to the date on which the payment is earned.

     13.  NON-DISPARAGEMENT.

          (a) You further agree, to the extent permitted by law, that you will not, at any time after the date hereof, make any remarks or comments, orally or in writing, to actual or potential customers, investors, collaborators, regulators or others, which or who have or could reasonably be anticipated to have, business dealings with the Company, which remarks or comments reasonably could be construed to be derogatory or disparaging to the Company or any of its shareholders, officers, directors, employees, attorneys or agents, or which reasonably could be anticipated to be damaging or injurious to the Company's reputation or good will or to the reputation or good will of any person associated with the Company.

          (b) The Company further agrees, to the extent permitted by law, that it will not, at any time after the date hereof, make any remarks or comments, orally or in writing, to actual or potential employers, associates or others, which or who have, or could reasonably be anticipated to have, business dealings with you, which remarks or comments reasonably could be construed to be derogatory or disparaging to you, or which reasonably could be anticipated to be damaging or injurious to the your reputation or good will or to the reputation or good will of any person associated with you in a business relationship.

     14. NON-DISCLOSURE AND RELATED UNDERSTANDINGS. You acknowledge the validity and continuing applicability of the agreements and covenants contained in the Confidentiality and Inventions Agreement concerning the non-use and return of confidential information and non-competition with the Company, except as modified by paragraph 10 above.

     15. COOPERATION IN LITIGATION. At the Company's request, you agree to assist, consult with, and cooperate with the Company in any litigation or administrative procedure or inquiry that involves the Company, subject to reimbursement for your reasonable out of pocket expenses, such as travel, meals, or lodging. In the event that you become a party to any litigation or administrative proceeding or inquiry by virtue of your status as an officer and/or employee of the Company, the Company agrees that the defense and indemnification rights set forth in the Company's By-Laws, and pursuant to any



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          applicable insurance policies, remain in full force and effect and are not altered in any respect by this letter agreement.

     16. BREACH OF AGREEMENT. You understand and agree that any breach of your obligations under this letter agreement will immediately render the Company's obligations and agreements hereunder null and void, and, to the extent permitted by law, you shall repay to the Company all sums you have been paid or sums paid on your behalf pursuant to paragraph 3 & 4. The Company also reserves the right to take appropriate legal action against you if warranted under the circumstances.

     17. (A). GENERAL RELEASE OF COMPANY. You, for yourself and your heirs, legal representatives, beneficiaries, assigns and successors in interest, hereby knowingly and voluntarily release, remise and forever discharge the Company and its successors, assigns, former, current or future officers, directors, employees, agents, attorneys and representatives, whether in their individual or official capacities ("the Company Released Parties), from any and all actions or causes of action, suits, debts, claims, complaints, contracts, controversies, agreements, promises, damages, claims for attorneys' fees, costs, interest, punitive damages or reinstatement, judgments and demands whatsoever, in law or equity, you now have, may have or ever had, whether known or unknown, suspected or unsuspected, from the beginning of the world to this date, including, without limitation, any claims under the Age Discrimination in Employment Act, 29 U.S.C.ss.621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C.ss.2000e et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C.ss.1000 et seq., Massachusetts General Laws, Chapter 151B; the Americans with Disabilities Act, 42 U.S.C.ss. 12101 et seq.; claims for breach of contract or based on tort; and any other statutory, regulatory or common law causes of action. YOU HEREBY ACKNOWLEDGE AND UNDERSTAND THAT THIS IS A GENERAL RELEASE AND THAT YOU ARE RELEASING ALL RIGHTS TO SUE THE COMPANY RELEASED PARTIES FOR ANY ACTION OR OMISSION UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT.

          (B). GENERAL RELEASE OF EMPLOYEE. The Company and its successors, assigns, former or current shareholders, officers, directors, employees, agents, attorneys, and representatives hereby knowingly and voluntarily release, remise, and forever discharge you and your heirs, legal representatives, beneficiaries, assigns, and successors in interest ("Employee Released Parties") from any and all actions or causes of action, suits, debts, claims, complaints, contracts, controversies, agreements, promises, damages, claims for attorneys fees, costs, interest, punitive damages or reinstatement, judgments, and demands whatsoever, in law or equity, the Company now has, may have, or ever had, whether known or unknown, suspected or unsuspected, from the beginning of the world to this date (the "Released Claims"). THE COMPANY HEREBY ACKNOWLEDGES AND UNDERSTANDS THAT THIS IS A GENERAL RELEASE AND THAT THE COMPANY IS RELEASING ALL RIGHTS TO SUE YOU FOR ANY. ACTION OR OMISSION UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT

     18. (A). COVENANT NOT TO SUE COMPANY RELEASED PARTIES. To the extent permitted by law, you specifically agree not to commence any legal action against any of the Company Released Parties arising out of or in connection with the Released Claims. To the extent permitted by law, you expressly agree that if you continence such an action in violation


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          of this Agreement, you shall indemnify the Company Released Parties for the full and complete costs of defending such an action and enforcing this Agreement, including reasonable attorneys' fees (whether incurred in a third party action or in an action to enforce this Agreement), court costs, and other related expenses. You further agree that, to the extent permitted by law, if you commence such an action despite the provisions of this Agreement, you shall be obligated to return to the Company the full amount of all sums paid to you, or on your behalf, pursuant to Paragraph 3 & 4.

          B. COVENANT NOT TO SUE EMPLOYEE RELEASED PARTIES. To the extent permitted by law, the Company specifically agrees not to commence any legal action against any of the Employee Released Parties arising out of or in connection with the Released Claims. To the extent permitted by law, the Company expressly agrees that if the Company or its successors,. assigns, former or current shareholders, officers, directors, employees, agents, attorneys, or representatives commence such an action in violation of this Agreement, the Company shall indemnify the Employee Released Parties for the full and complete costs of defending such an action and enforcing this Agreement, including reasonable attorneys fees (whether incurred in a third party action or in an action to enforce this Agreement), court costs, and other related expenses. The Company agrees that if the Company or its successors, assigns, former or current shareholders, officers, directors, employees, agents, attorneys, or representatives commence such an action despite the provisions of this Agreement, the Company shall relinquish all rights under. this Agreement (including without limitation the last sentence of paragraph 15a) to obtain a return of any sums paid to you, or on your behalf, pursuant to Paragraphs 3 and 4.

     19. ACKNOWLEDGMENT. You acknowledge and agree that you understand the meaning of this Agreement and that you freely and voluntarily enter into it and the General Release contained herein. You agree that no fact, evidence, event, or transaction occurring before the execution of this Agreement, which is currently unknown to you, but which may hereafter become known to you, shall affect in any manner the final and unconditional nature of the. agreements and releases set forth herein. You acknowledge that you have been advised to consult with an attorney prior to executing this Agreement and that you have twenty-one (21) days to consider this Agreement. For a period of seven
          (7) days after executing this Agreement, you may revoke this Agreement by providing written notice of such revocation to Stephen M. Gansler. This Agreement shall not become effective or enforceable until this
          (7) seven-day period has expired. The revocation of this Agreement by you shall render this Agreement null and void.

     20. MISCELLANEOUS. This letter agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without regard to choice or conflict of law principles. A waiver of any breach of or failure to comply fully with any provision of this letter agreement by either party shall not operate or be construed as a waiver of any subsequent breach thereof or failure so to comply. If any portion or provision of this letter agreement shall to any extent be deemed invalid or unenforceable, the remainder of this letter agreement shall not be affected thereby and each portion and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted. To avoid any possible misunderstanding, the Company intends this letter agreement to be a comprehensive statement of the terms of your separation. This letter agreement


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          supersedes any prior understanding or statement made to you by the
          Company regarding your positions with the Company or your arrangements with the Company for the period after your separation. For the same reason, any modifications of the terms set forth in this letter agreement must be in writing and signed by you and by me on behalf of the Company.

Please indicate your agreement to the terms of this letter agreement by signing and dating the last page of the enclosed copy of this letter agreement, and return it to Stephen M. Gansler not later than the close of business on February 14, 2006. In the event that you do not understand any terms or conditions specified in this letter of agreement, the Company urges you to seek legal counsel prior to signing and returning this letter.

                                          Sincerely,

                                          /s/ STEPHEN M. GANSLER
                                          --------------------------------------
                                          Stephen M. Gansler
                                          Vice President, Human Resources

AGREED TO AND EXECUTED UNDER SEAL THIS 31 day of January, 2006.


                                          /s/ MATTHEW SHERMAN
                                          --------------------------------------
                                          Matthew Sherman



Signed before me on January 31, 2006 by Matthew Sherman, Personally known to me.

                                          Wendy Rieder


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